Exhibit 99.1

CONTACT:

Tim Benson
Factory Card & Party Outlet Corp.
(630) 579-2231
tbenson@factorycard.com

FACTORY CARD & PARTY OUTLET CORP. REPORTS THIRD QUARTER RESULTS AND ANNOUNCES LONG-TERM STRATEGIC GOALS

NAPERVILLE, IL (December 12, 2005) – Factory Card & Party Outlet Corp. (NASDAQ: FCPO) announced today results for the third quarter of 2005, ended October 29, 2005.

For the quarter ended October 29, 2005, net sales increased 4.7 percent to $56.2 million compared with $53.7 million in the third quarter of last year. The net loss for the third quarter of 2005 was $1.2 million, or $0.39 per basic and fully diluted share. In the third quarter of 2004, the Company reported net income of $472 thousand, or $0.16 per basic and $0.14 per fully diluted share. Comparable store net sales for the third quarter increased 1.0 percent.

“While the quarter demonstrated the sales potential related to our Halloween offering, the top line results were less than expected. We made a substantial investment in store payroll and advertising with the anticipation of a larger and quicker ramp up to the Halloween season,” stated Gary W. Rada, President and Chief Executive Officer. “Also reflected in this quarter’s results was an aggregate of approximately $670 thousand of pre-tax charges for the litigation settlement with Midwest One Distribution Company, the write-down of assets related to underperforming stores and a greeting card inventory write-down related to the transition of that program,” added Mr. Rada.

For the nine months ended October 29, 2005, net sales increased 1.2 percent to $174.9 million compared with $172.8 million in the same period of last year. Net income for the first nine months of 2005 was $174 thousand, or $0.06 per basic and $0.05 per fully diluted share. For the first nine months of 2004, the Company reported net income of $2.8 million, or $0.92 per basic and $0.79 per fully diluted share. Comparable store net sales for the first nine months decreased 1.3 percent.

Mr. Rada continued, “While we are disappointed with the results, we believe that this performance is not indicative of our future potential. We recently installed a state-of-the-art replenishment system, revamped our entire greeting card category, enhanced our database marketing capabilities, launched an E-Commerce site and continue to improve our logistics efficiencies. I believe these initiatives will position us to improve future financial results.”

Mr. Rada went on to say, “Management and the Board of Directors are committed to improving performance. While the Company does not provide prospective sales and earnings estimates, we do want our investors to be aware of our long-term strategic direction. To that end, through a series of strategic sessions, the Board of Directors has set a goal for management to achieve a 13.5 percent return on invested capital by the end of fiscal year 2008. Management is vigorously pursuing this goal through a series of actions designed to further leverage our state-of-the-art logistics capabilities. During this time, we intend to substantially lower inventory by increasing less than case picking and packing, while enhancing customer satisfaction as we improve store in-stock through the conversion of all direct-to-store party suppliers to our centralized distribution center. Management believes that this logistics strategy will also be the catalyst for lowering cost of goods as we plan to increase direct importing to more than 20 percent of our total purchases by the end of fiscal year 2008.”

Factory Card & Party Outlet (www.factorycard.com) based in Naperville, Illinois, currently operates 189 Company-owned retail stores in 20 states, offering a wide selection of party supplies, greeting cards, giftwrap, balloons, everyday and seasonal merchandise, and other special occasion merchandise at everyday value prices.

Certain statements in this news release constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve known and unknown risks, uncertainties, year-end adjustments and other factors that may cause the actual results, performance or achievements of the Company, or industry results, to be materially different from any future results, performance or achievements express or implied by such forward-looking statements.

In general, the results, performance or achievements of the Company and its stores and the value of the Company’s common stock are dependent upon a number of factors including, without limitation, the dependence on key personnel; competition, ability to anticipate merchandise trends and consumer demand; ability to maintain relationships with suppliers; successful implementation of information systems; successful handling of merchandise logistics; inventory shrinkage; ability to meet future capital needs; governmental regulations; and other factors both referenced and not referenced in the Company’s filings with the Securities and Exchange Commission.

FACTORY CARD & PARTY OUTLET CORP.

AND SUBSIDIARY

Condensed Consolidated Statements of Operations

(Unaudited)

(Dollar amounts in thousands, except share and per share data)

	Three Months Ended October 29, 2005	Three Months Ended October 30, 2004	Nine Months Ended October 29, 2005	Nine Months Ended October 30, 2004
Net sales	$56,240	$53,735	$174,874	$172,825
Cost of sales	35,883	34,216	110,896	110,071
Cost of sales – greeting card inventory write down	233	—	233	—

Gross profit	20,124	19,519	63,745	62,754

Selling, general and administrative expenses	21,093	17,860	60,773	55,662
Depreciation expense	749	681	2,005	1,895
Other income	—	—	—	(30)
Interest expense	251	187	548	586

Income (loss) before income tax expense (benefit)	(1,969)	791	419	4,641
Income tax expense (benefit)	(762)	319	245	1,859

Net income (loss)	$(1,207)	$472	$174	$2,782

Net income (loss) per share - basic	$(0.39)	$0.16	$0.06	$0.92

Weighted average shares outstanding – basic	3,079,907	3,028,121	3,068,906	3,010,665

Net income (loss) per share – diluted	$(0.39)	$0.14	$0.05	$0.79

Weighted average shares outstanding – diluted	3,079,907	3,486,838	3,449,241	3,527,153

FACTORY CARD & PARTY OUTLET CORP.

AND SUBSIDIARY

Condensed Consolidated Balance Sheets

(Unaudited)

(Dollar amounts in thousands)

	October 29, 2005	January 29, 2005
ASSETS
Current assets:
Cash	$194	$188
Merchandise inventories, net	52,625	43,653
Prepaid expenses and other assets	4,223	4,577
Deferred tax asset, net	3,587	5,527

Total current assets	60,629	53,945

Fixed assets, net	10,462	8,164
Other assets	139	170
Deferred tax asset, net	7,686	5,991

Total assets	$78,916	$68,270

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities:
Debt – line of credit	$14,196	$12,032
Accounts payable	23,757	16,245
Accrued expenses	10,100	7,564
Current portion of long term debt and capital lease obligations	13	1,646

Total current liabilities	48,066	37,487

Long term debt and capital lease obligations	5	15
Deferred rent liabilities	1,655	1,895

Total liabilities	49,726	39,397

Stockholders’ equity	29,190	28,873

Total liabilities and stockholders’ equity	$78,916	$68,270

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